FOURTH AMENDMENT TO LEASE

THIS FOURTH. AMENDMENT TO LEASE (this "Fourth Amendment") is made as of the 29th day of October, 2013, between McKnight Cranberry III, L.P., a Delaware limited Partnership ("Landlord"), successor by assignment to Cranberry Cochran Road, L.P., a Delaware limited partnership, Cranberry Noble Land, L.P., a Delaware limited partnership, Cranberry Harmar Land, L.P., a Delaware limited partnership, Cranberry Hempfield, L.P., a Delaware limited partnership, Cranberry Kennedy Land, L.P., a Delaware limited partnership, Cranberry McKnight Land, L.P., a Delaware limited partnership, Cranberry Perrysville, L.P., a Delaware limited partnership, McKnight Cranberry, L.P., a Delaware limited partnership, Cranberry South East, L.P., a Delaware limited partnership, Cranberry West Liberty, L.P., a Delaware limited partnership, Cranberry Westmore Land, L.P., a Delaware limited partnership, Cranberry Kittanning Land, L.P., a Delaware limited partnership, Cranberry Rich Land, L.P., a Delaware limited partnership, Cranberry Murrysville Land, L.P., a Delaware limited partnership, Cranberry Castle Shannon, L.P., a Delaware limited partnership, Cranberry Beers School, L.P., a Delaware limited partnership, together as tenants in common, and McKesson Automation Inc., a Pennsylvania corporation ("Tenant").

WHEREAS, Landlord and Tenant are parties to that certain Lease dated December 21, 2001 (the "Original Lease"), a certain First Amendment to Lease dated February 8, 2005 (the "First Amendment"), a certain Second Amendment to Lease dated April 21, 2008 (the "Second Amendment") and a certain Third Amendment to Lease dated January 11, 2011 (the "Third Amendment") pursuant to which Tenant leases approximately one hundred two thousand seven hundred forty-one (102,741) rentable square feet ("Premises") of a certain building located at 500 Cranberry Woods Drive, Cranberry Township, Pennsylvania ("Building");

WHEREAS, the Original Lease, the First Amendment, the Second Amendment and the Third Amendment are collectively referred to herein as the "Lease”;
WHEREAS, the Term of the Lease is scheduled to expire on December 31, 2016; WHEREAS, Tenant's obligations under the Lease, prior to this Fourth
Amendment, have been guaranteed by McKesson Corporation, a Delaware corporation ("Guarantor"), pursuant to a certain Guaranty of Lease dated December 21, 2001, subsequently ratified and confirmed (the "Guaranty");

WHEREAS, Guarantor is selling its equity interest in Tenant to a third party buyer (the "Transaction") and in connection with such sale desires to be released from the Guaranty;

WHEREAS, Landlord recognizes that Tenant provided ten business days' prior notice for the Transaction; and
WHEREAS, Landlord and Tenant desire to amend the Lease to (i) terminate the Guaranty, (ii) extend the Lease Term, and (iii) revise certain other provisions in accordance with the terms and conditions of this Fourth Amendment.

NOW THEREFORE, in consideration for the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound hereby, agree that as of the Change of Control Effective Date (as defined below) the following modifications shall be made to the Lease:

1.    Recitals. The foregoing recitals are incorporated herein by reference and made a part of this Fourth Amendment as though fully set forth herein. All capitalized terms used but not otherwise defined or re-defined in this Fourth Amendment shall have the meaning ascribed to them in the Lease. For purposes of this Fourth Amendment, the phrase "Change of Control Effective Date" shall mean the date on which McKesson Corporation completes the Transaction as evidenced by written notice to be delivered by McKesson Corporation to Landlord.

2.    Lease Term. The Lease (Section 1.3 of the Original Lease, as amended by Paragraph 3 of the Second Amendment and Paragraph 2 of the Third Amendment) is hereby amended by inserting the following in addition to all other provisions:

"Notwithstanding anything to the contrary contained in this Lease, the Lease Term shall be extended for a period of 3 years beginning on January 1, 2017 and ending on December 31, 2019 ("Second Extended Term") so that the Lease Term shall expire on December 31, 2019 ("Expiration Date"), subject to Tenant's Early Termination Right as set forth in Paragraph 13 of this Fourth Amendment and Tenant's Renewal Option as set forth in Paragraph 10 of this Fourth Amendment."

3.    Condition of Premises. The Lease (including Exhibit C to the Original Lease, as amended by Paragraph 3 of the Third Amendment, and all provisions of the Lease relating to the improvement of the Premises by Landlord, the construction or installation at the Premises of any Improvements by Landlord, or the payment by Landlord to Tenant of any allowance or sum of money for or relating to the
Improvement of the Premises) is hereby amended by inserting the following in addition to all other provisions:

"Tenant is currently in possession of the Premises, is familiar with the condition of the Premises and accepts the Premises during the Second Extended Term in its then "as-is" condition, with all faults and without any improvement or allowance required of Landlord."

4.    Base Rent. The Lease (Section 1.5.1 of the Original Lease as amended by Paragraph 5 of the Second Amendment and Paragraph 4 of the Third Amendment) shall be amended by inserting in addition thereto the following:
"Notwithstanding anything to the contrary contained in this Lease, during the Second Extended Term, Tenant shall pay to Landlord Base Rent for the Premises in monthly installments on the first day of each calendar month, in advance, without offset or deduction of any kind, as follows:

i.)        $216,184.19 per month (based on a rate of $25.25 per square foot of rentable area per year contained in the Premises) during the period of the Second Extended Term beginning on January 1, 2017 and ending on December 31, 2017; and

ii.)        $220,465.06 per month (based on a rate of $25.75 per square foot of rentable area per year contained in the Premises) during the period of the Second

Extended Term beginning on January 1, 2018 and ending on December 31, 2019."

5.    Tenant's Share. The Lease (Section 1.2 of the Original Lease as amended by Paragraph 4 of the Second Amendment and Paragraph 5 of the Third Amendment) shall be amended by inserting in addition thereto the following:

"Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant acknowledge and agree that beginning on January 1, 2017 and ending on the Expiration Date Tenant' s Share shall be 86.02% (102,741 / 119,444), as may be adjusted from time to time in accordance with Section 1.2 of the Original Lease."

6.    Operating Cost Base Year. The Lease (Section 9.2 of the Original Lease as amended by Paragraph 6 of the Second Amendment and Paragraph 6 of the Third Amendment) shall be amended by inserting in addition thereto the following:

"Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant acknowledge and agree that beginning on January 1, 2017 and ending on the Expiration Date, the Operating Costs Base Year shall be Calendar Year 2017."

7.    Real Estate Tax Base Year. The Lease (Section 10.2 of the Original Lease as amended by Paragraph 6 of the Second Amendment and Paragraph 8 of the Third Amendment) shall be amended by inserting in addition thereto the following:

''Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant acknowledge and agree that beginning on January 1, 2017 and ending on the Expiration Date, the Real Estate Tax Base Year shall be Calendar Year 2017."

8.    Enforcement of Final Judgment for Amounts Due and Owing. Paragraph 11 of the Third Amendment, which amended Section 34.5 of the Original Lease, shall be deleted in its entirety, reflecting the intent of Landlord and Tenant that Section 34.5 as set forth in the Original Lease prior to the Third Amendment shall be inserted and reinstated in the Lease.

9.    Renewal Option. Article 50 of the Lease, as amended by Paragraph 11 of the First Amendment, Paragraph 10 of the Second Amendment and Paragraph 12 of the Third Amendment, shall be deleted in its entirety and in lieu thereof shall be inserted the following:

"50.    RENEWAL OPTION

A.) Renewal Option. Tenant is hereby granted one (1) option ("Renewal Option") to extend the Lease Term for a period of five (5) years ("Renewal Term"). Tenant may exercise the Renewal Option upon written notice ("Renewal Notice") given to Landlord no earlier than 365 days and no later than 270 days before the Expiration Date of the Lease Term ("Notice Period"). If Tenant fails to give Landlord the Renewal Notice within the Notice Period, then Tenant shall be deemed to have elected not to exercise the Renewal Option and this Renewal Option shall be deemed to null and void; time being of the essence in with regard to delivery of the Renewal Notice.

B.) Renewal Term. If the Renewal Notice is timely given, the Renewal Term will be on the same terms and conditions as those contained in the Lease except as follows:

i.    There shall be no further rights to renew after the exercise of the Renewal Option granted herein;

ii.    Any Tenant Improvement Allowances, TI Allowance, rental concessions, Landlord's Work or other such allowance or improvements provided by Landlord to Tenant in the Lease shall not be applicable in the Renewal Term;

iii.    The Base Rent for the Renewal Term shall be 100% of the Fair Market Rental Value as determined by agreement between Landlord and Tenant or, if Landlord and Tenant are unable to agree, as set forth in sub paragraph C immediately below. For purposes of this Article 50 the Fair Market Rental Value of the Premises shall be the amount that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of a comparable space, both in terms of size and age of the Premises and within a five (5) mile radius of Cranberry Woods Office Park, would accept at arms' length. The Fair Market Rental Value for the Renewal Term may be less than or greater than the Base Rent paid by Tenant during the Lease Term. Appropriate consideration shall be given to (a) the annual rental rate per rentable square foot; (b) the definition of rentable square feet for purposes of comparing the rate; (c) location, quality and age of the Building; (d) the financial condition (e.g., creditworthiness) of Tenant; (e) escalation (including type, base year and stop) and abatement provisions reflecting free rent and /or no rent during the period of construction; (f) brokerage commissions, if any, (g) length of the lease term; (h) size and location (including floor level) of the Premises; (i) building standard work letter and/or tenant improvement allowance, if any; provided, however, the Fair Market Rental Value shall not include any tenant improvements or any alterations made by Tenant; (j) condition of space; (k) lease takeover/assumptions; (1) moving expenses and other concessions; (m) extent of services to be provided; (n) distinctions between "gross" and "net" leases; (o) base year figures or expense stops for escalation purposes for both operating costs and ad valorem/real estate taxes; (p) the time the particular rental rate under consideration becomes or is to become effective; (q) applicable caps, if any, on the amount of real estate taxes and assessments passed through to tenants; and (r) other generally applicable conditions of tenancy for the space in question. Tenant shall obtain the same rent and other benefits that Landlord would otherwise give to any comparable prospective tenant.

iv.    Base Year. Notwithstanding anything to the contrary contained in the Lease, commencing on January 1, 2020, the Operating Costs Base Year and Real Estate Tax Base Year during the entire Renewal Term shall be Calendar Year 2020.

C.) Acceptance/Rejection. If Landlord and Tenant are not able to agree on the Base Rent for the Renewal Term by a date which is two-hundred forty (240) days prior to the commencement date of the Renewal Term, then within thirty (30) days thereafter ("Appointment Period") each party shall appoint a real estate appraiser with at least ten (10) years full time commercial appraisal experience in valuing leasehold commercial office space in the vicinity of the Premises to determine the Base Rent based on the then Fair Market Rental Value for the Renewal Term. If either party fails to appoint a real estate appraiser within the Appointment Period the Base Rent of the duly appointed appraiser shall control. The two (2) appraisers appointed by the parties shall meet to set the then Base Rent for the Renewal Term. If they are unable to agree within twenty (20) days after expiration of the Appointment Period, they shall select a third appraiser, who shall be a person who meets the qualifications set forth in this paragraph and who has not previously acted in any capacity for either party. If the two appraisers are unable to agree upon a third appraiser, either of the parties may apply to the then presiding judge of the Common Pleas Court of Butler County, Pennsylvania for the selection of the third (3rd) appraiser, who shall be a person who meets the qualifications set forth above. Landlord and Tenant shall each bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. As soon as possible following selection or appointment of the third appraiser, the appraisers shall set the Base Rent for the Premises for the Renewal Term. If a majority of the appraisers is unable to set the Base Rent within twenty (20) days after appointment of the third appraiser, the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the Base Rent rate for the Premises for the Renewal Term. If the low appraisal is more than ten percent (10%) lower than the middle appraisal, the low appraisal shall be disregarded; if the high appraisal is more than ten percent (10%) higher than the middle appraisal, the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be the Base Rent rate for the Premises for the Renewal Term. If two of the appraisals shall be disregarded, the middle appraisal shall determine the Base Rent rate in the Renewal Term. Base Rent for the Renewal Term as so determined shall be effective as of the commencement date of the Renewal Term and shall be adjusted retroactively if determined after the commencement date of the Renewal Term.

D.) Restrictions/Conditions. Tenant's Renewal Option shall be personal to McKesson Automation Inc. and shall terminate if (i) a Default shall exist at the time of exercise of the Renewal Option or the commencement date of the Renewal Term, or an event has occurred which with notice and the lapse of time shall be a Default if not cured at the time of exercise of the Renewal Option or the commencement date of the Renewal Term, (ii) the Lease or Tenant' s right to possession of the Premises has been terminated, (iii) Tenant transfers any of its interest in this Lease or any portion of the Premises except to an entity not requiring Landlord's consent as provided in the Lease."

10.    Expansion. Article 52 of the Lease, as amended by Paragraph 12 of the First Amendment and Paragraph 13 of the Third Amendment, shall be deleted in its entirety and in lieu thereof shall be inserted the following:

"52.    EXPANSION

52.1    Non-Exclusive Expansion Option

(a)    During the Lease Term Tenant shall have the non-exclusive right ("Expansion Option"), but not the obligation, to add to the Premises any available office space in the Building that is then vacant and is not subject to a lease, letter of intent, term sheet or other such agreement for use or occupancy by a third party ("Available Expansion Space"). Tenant acknowledges and agrees that this Expansion Option is not exclusive to Tenant and, unless and until Tenant exercise this Expansion Option, Landlord shall have the unencumbered right (subject only to Tenant's Right of First Refusal set forth in Section 52.2 below) to lease the Available Expansion Space to any person or entity on such terms as Landlord determines in its sole discretion.

(b)    Tenant may exercise the Expansion Option at any time during the Lease Term by written notice identifying the portion of the Available Expansion Space that Tenant desires to add to the Premises ("Office Expansion Space"). The configuration of the Office Expansion Space shall be subject to Landlord's reasonable approval based on the proportion of windows to rentable area, ingress, egress, access to common and core areas of the Building and the like with regard to both the Office Expansion Space and the remaining Available Expansion Space. Any Office Expansion Space with respect to which Tenant exercises its rights will be delivered by Landlord to Tenant in its "as-is" condition along with payment by Landlord to Tenant of an Office Expansion Allowance equal to the amount of $5.00 per square foot of rentable area of the Office Expansion Space desired by Tenant times a fraction, the numerator of which is the number of days remaining in the Lease Term after the applicable Office Expansion Space is added to the Premises and the denominator of which is the 2,920. Any Office Expansion Space will become part of the Premises on the date on which Landlord delivers such Office Expansion Space to Tenant in the condition required herein and the Premises will then be deemed to include any such Office Expansion Space. All of the provisions of this Lease will apply to any Office Expansion Space added to the Premises, provided, however, Landlord will not be obligated to grant any concessions or allowances with respect to any Office Expansion Space except as set forth in this Section 52.1.

(c)    The Base Rent rate for any Office Expansion Space will be the Base Rent rate in effect on the date on which the applicable Office Expansion Space becomes part of the Premises, subject to subsequent increases in Base Rent during the Lease Term. The Base Rent will be increased as of the day on which the Office Expansion Space becomes part of the Premises by an amount equal to the product of (i) the number of rentable square feet of the applicable Office Expansion Space multiplied by (ii) the Base Rent per rentable square foot of the Premises in effect on the day on which the Office Expansion Space becomes part of the Premises. Tenant's Share will be increased as of the day on which any Office Expansion Space becomes part of the Premises to a fraction whose numerator is the sum of the rentable square feet of the Premises and the new Office Expansion Space, and whose denominator is the rentable square feet of the Building. The Base Rent and Tenant's Share will be increased in a similar manner whenever Office Expansion Space is added to the Premises.

(d)    Tenant’s rights granted in this Paragraph are personal to McKesson Automation, Inc. and shall terminate if (i) a Default shall exist at the time of exercise of the Expansion Option, or an event has occurred which with notice and the lapse of time shall be a Default if not cured at the time of exercise of the Expansion Option, (ii) the Lease or Tenant's right to possession of the Premises has been terminated, (iii) Tenant transfers any of its interest in this Lease or any portion of the Premises except to an entity not requiring Landlord's consent as provided in the Lease or (iv) less than two full years remain in the Lease Term.

52.2    Right of First Refusal

(a)    Refusal Space/Offer. Reference is made to any available office space in the Building that is then vacant and is not subject to a lease, letter of intent, term sheet or other such agreement for use or occupancy by a third party ("Available Refusal Space"). If during the Lease Term, Landlord receives a bona fide offer from a third party ("Third Party Offer") to lease all or any portion of the Available Refusal Space ("Refusal Space") and Landlord is willing to accept the terms of such Third Party Offer, Landlord shall first offer ("Offer Notice") to lease to Tenant the Refusal Space on the same terms and conditions as the Third Party Offer; such Offer Notice shall be in writing, specify the rent to be paid for the Refusal Space, contain the other basic terms and conditions of the Third Party Offer and the date on which the Refusal Space shall be included in the Premises. Tenant shall notify Landlord in writing whether Tenant elects to lease all of the Refusal Space on the same terms and conditions as the Third Party Offer set forth in the Offer Notice within fifteen (15) business days after Landlord delivers to Tenant the Offer Notice, time being of the essence.

(b)    Acceptance. If Tenant timely elects to lease the Refusal Space within such fifteen (15) business day period, then Landlord and Tenant shall execute an amendment to the Lease, effective as of the date the Refusal Space is to be included in the Premises, on the same terms as the Lease except (i) the Base Rent rate for the Refusal Space shall be the amount specified in the Offer Notice, (ii) the lease term for the Refusal Space shall be that specified in the Offer Notice and, if the lease term in the Offer Notice extends beyond the expiration of the Lease Term of this Lease, Tenant shall be permitted to extend the Lease Term of this Lease to be coterminous with the lease term for the Refusal Space, (iii) the Refusal Space shall be delivered to Tenant and Tenant shall take same in "as-is" condition, and Landlord shall not be required to construct any tenant improvements in the Refusal Space or provide to Tenant any allowances other than those contained in the Offer Notice, if any, and (iv) any other terms set forth in the Lease which are inconsistent with the terms of the Offer Notice shall be modified accordingly with respect to the Refusal Space. Notwithstanding the foregoing, if the Offer Notice includes space in excess of that desired by Tenant, Tenant must exercise its right hereunder, if at all, as to all of the space contained in the Offer Notice. If the Offer Notice is for less than all the Available Refusal Space, then the Right of First Refusal shall continue for the remainder of any Available Refusal Space.

(c)    Rejection. If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof,

and Landlord may lease the portion of the Refusal Space described in the Offer Notice to the third party on the terms contained in the Offer Notice or such terms as Landlord may elect.

(d)    On-Going Right. If an Offer Notice that was rejected is for less than all of the Refusal Space, then Landlord shall only be obligated to offer such remaining portion of the Refusal Space to Tenant if a Third Party Offer is subsequently received for such remaining portion.

(e)    Exclusion. For purposes hereof, if an Offer Notice is delivered for less than all of the Available Refusal Space, but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Available Refusal Space, then such remaining portion of the Available Refusal Space shall thereafter be excluded from the grant of the Right of First Refusal contained herein.

(f)    Restrictions. This Right of First Refusal is personal to McKesson Automation Inc. and shall terminate if (i) a Default shall exist at the time of Tenants' election to lease the Refusal Space, or an event has occurred which with notice and the lapse of time shall be a Default if not cured at the time of Tenant's election to lease the Refusal Space, (ii) the Lease or Tenant's right to possession of the Premises has been terminated , (iii) Tenant transfers any of its interest in this Lease or any portion of the Premises except to an entity not requiring Landlord' s consent as provided in the Lease, or (iv) less than two full years remain in the Lease Term."

11.    Hold Over. The second sentence of Article 28 of the Original Lease as amended by Paragraph 14 of the Third Amendment is hereby deleted in its entirety, and in lieu thereof is inserted the following:

“During any such holdover tenancy, unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord an occupancy charge equal to
(A) 125% of the stated monthly Base Rent for the last full month of the Lease Term then ending, calculated on a per diem basis, for each day of the first (1st) month of such holdover, (B) 150% of the stated monthly Base Rent for the last full month of the Lease Term then ending, calculated on a per diem basis, for each day after the first month of such holdover, and (C) one hundred percent (100%) of the additional rent which would have been payable by Tenant for the period of such holdover, calculated on a per diem basis using the additional rent which had otherwise been payable by Tenant for the last full month of the Lease Term then ending."

12.    Tenant's Early Termination Right. The Lease shall be amended by inserting the following in addition to all other provisions:

"TENANT'S EARLY TERMINATION RIGHT:

a.) Termination Option. Subject to and contingent upon (i) the satisfaction of all conditions precedent contained herein, and (ii) the payment of the Termination Fee

(as defined hereinafter in subparagraph b.), Tenant shall have one (1) option to terminate this Lease ("Termination Option") effective on December 31, 2018 ("Effective Date of Termination") on the terms and conditions set forth herein.

b.) Definitions. The term "Termination Fee" shall mean an amount equal to eight thousand five hundred and sixty one dollars and seventy five cents ($8,561.75) per month, as prorated for less than a full calendar month, payable by Tenant to Landlord in accordance with the terms and conditions of this Lease applicable to the payment of Base Rent, beginning on the date on which Landlord receives the Tenant's Termination Notice (as defined hereinafter in subparagraph d.) and ending on the Effective Date of Termination.

c.) Conditions Precedent. Tenant's Termination Option shall be conditioned on and subject to the satisfaction of the following conditions precedent on or prior to the Effective Date of Termination: (i) Tenant shall not be in default of its obligations under this Lease, and no event shall have occurred which with the lapse of time shall be a default if not cured, (ii) the Lease or Tenant' s right to possession of the Premises has not been terminated, (iii) Tenant has not transferred any of its interest in this Lease or any portion of the Premises to any person or entity, wherein, for the avoidance of doubt, a sublease of the Premises shall not constitute a transfer provided that Tenant does not transfer its Termination Option to any sub-lessee, (iv) Tenant has provided the Landlord with the "Termination Notice" (as defined hereinafter in subparagraph d.) in a timely fashion, time being of the essence (v) Tenant shall have paid all Base Rent and all other amounts owing under this Lease through the Effective Date of Termination, (vi) Tenant shall have paid to Landlord the Termination Fee, and (vii) Tenant shall have vacated and returned the Premises to Landlord in the condition required under this Lease as of the Effective Date of Termination. In the event that any of these conditions precedent shall not be satisfied when required, time being of the essence, Tenant shall not have the right to terminate this Lease and any Termination Notice issued by Tenant prior thereto shall be without force or effect.

d.) Exercise of Termination Option. Tenant may exercise its Termination Option upon written notice ("Termination Notice") delivered to Landlord no later than March 31, 2018, time being of the essence with regard to the delivery of such Termination Notice. If Tenant fails or refuses to (i) pay to Landlord the Termination Fee as and when required, or (ii) satisfy all conditions precedent, Tenant shall not have the right to terminate this Lease as of the applicable Effective Date of Termination, and any Termination Notice issued by Tenant prior thereto shall be without force or effect.

Subject to the foregoing, on the Effective Date of Termination of this Lease, Landlord and Tenant agree that this Lease shall be terminated and rendered null and void and Tenant shall return the Premises to Landlord in accordance with the terms and conditions specified in this Lease. Neither Landlord nor Tenant shall be responsible for their respective duties and obligations under the Lease occurring after termination, except for those duties and obligations specifically identified as surviving termination.

13.    Landlord's Address. The Lease (Paragraph 7 of the Second Amendment, Paragraph 16 of the Third Amendment and the provisions of the Lease amended thereby relating to Landlord ' s address) is hereby amended by inserting the following in addition to all other provisions:

"Notwithstanding anything to the contrary contained in this Lease, the Notice address for Landlord and the address for payment of Rent shall be as follows, until written notice of a change in address is issued to Tenant:

Notices and Rent Payment:
McKnight Cranberry III, LP 310 Grant Street, Suite 2400
Pittsburgh, PA 15219
Attn: McKnight Property Management

With a copy of Notices to:
McKnight Cranberry III, LP 310 Grant Street, Suite 2500
Pittsburgh, PA 15219
Attn: McKnight Realty Partners, Legal Counsel

14.    Anti-Terrorism Provision. Landlord and Tenant agree as follows with regard to this Fourth Amendment and the Lease:

"ANTI TERRORISM PROVISION:
(a)    Landlord and Tenant certify, each to the other, that to their knowledge:

(i)    It is not in violation of any Anti-Terrorism Law;

(ii)    It is not, as of the date hereof:

(1)    conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(2)    dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)    engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(iv)    It, nor any of its officers, directors, shareholders or members, as applicable, is a Prohibited Person; provided, however this paragraph shall not apply to any person to the extent that such person’s interest in the Tenant is through a U.S. Publicly-Traded Entity. As used in this Fourth Amendment, U.S. Publicly-Traded Entity means a person, other than an individual, whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person ("U.S. Publicly-Traded Entity").

(b)    Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing certification; and Landlord hereby agrees to defend, indemnify, and hold harmless Tenant from and against any and all claims, damages, losses, liabilities and expenses (including attorneys' fees and costs) arising from or related to any breach of the foregoing certification.

(c)    If at any time any of these representations becomes false, then it shall be considered a material default under this Lease.

As used herein, "Anti-Terrorism Law" is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy
Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein "Executive Order No.
13224" is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism", as may be amended from time to time. "Prohibited Person" is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tl 1sdn.pdf or at any replacement website or other official publication of such list. "USA Patriot Act" is defined as the " Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56), as may be amended from time to time."

15.    Brokers. Tenant was represented in the transaction evidenced by this Fourth Amendment by Newmark Grubb Knight Frank, a licensed real estate broker. Landlord also was represented in the transaction evidenced by this Fourth Amendment by CBRE. Landlord shall be solely responsible for paying the commission or fee owed to Newmark Grubb Knight Frank in accordance with a mutually acceptable separate commission agreement between Landlord and Newmark Grubb Knight Frank. Each party to this Fourth Amendment shall indemnify, defend and hold harmless the other party from and against any and all claims asserted against such other indemnified party by any other real estate broker, finder or intermediary claiming representation of the indemnifying party (excluding, with regard to Tenant, Newmark Grubb Knight Frank and CBRE) in connection with this Fourth Amendment.

16.    Termination of Guaranty and Release of Guarantor. In consideration of this Fourth Amendment and upon the Change of Control Effective Date Landlord agrees that the Guaranty shall be rendered null and void and of no further force or effect, and that Guarantor shall be released of all obligations and duties owing to Landlord, or to be performed by Guarantor, pursuant to the Guaranty.

17.    Effect. All other terms, conditions, covenants, agreements and provisions contained in the Lease that are not revised by or in conflict with the terms of this Fourth Amendment shall remain in full force and effect and are hereby ratified and confirmed by Landlord and Tenant to the extent consistent with this Fourth Amendment.
18.    No Offer. The submission of this Fourth Amendment to Tenant or its broker or other agent does not constitute an offer. This Fourth Amendment shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and
(b) it is executed and delivered by Landlord to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to be executed as of the date first written above.

LANDLORD:

MCKNIGHT CRANBERRY III, L.P.

By:        McKnight Cranberry III GP, LLC, General Partner

By: /s/ William C. Rudolph
William C. Rudolph, Managing Member

TENANT:
MCKESSON AUTOMATION INC.,
a Pennsylvania corporation

By: /s/ Neil M. Ebner
Neil M. Ebner VP of Finance and IT
(Please print name and title)
ATTEST

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